SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

Under the Securities Exchange Act of 1934

SCHEDULE 13G

AMENDMENT NO. 2

INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
UNDER THE SECURITIES EXCHANGE ACT OF 1934

       Environmental Power Corporation
(Name of Issuer)

         Common Stock, par value $0.01 per share

(Title of Class of Securities)

  29406L201
(CUSIP Number)

December 31, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

Page 1 of 10 Pages

SCHEDULE 13G

CUSIP No. 29406L201                                                                                    Page 2 of 10 Pages

1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON First New York Securities L.L.C.
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION New York
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 85,682
		6)	SHARED VOTING POWER None
		7)	SOLE DISPOSITIVE POWER 85,682
		8)	SHARED DISPOSITIVE POWER None
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 85,682
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.88%
12)	TYPE OF REPORTING PERSON BD

SCHEDULE 13G

CUSIP No. 29406L201                                                                                    Page 3 of 10 Pages

1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Eric Goldstein
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION United States
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 5,000
		6)	SHARED VOTING POWER None
		7)	SOLE DISPOSITIVE POWER 5,000
		8)	SHARED DISPOSITIVE POWER None
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,000
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.05%
12)	TYPE OF REPORTING PERSON IN

SCHEDULE 13G

CUSIP No. 29406L201                                                                                    Page 4 of 10 Pages

1)	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sam Ginsburg
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) ☐ (b) ☒
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION United States
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 43,571[1]
		6)	SHARED VOTING POWER None
		7)	SOLE DISPOSITIVE POWER 43,571
		8)	SHARED DISPOSITIVE POWER None
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 43,571
10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.45%
12)	TYPE OF REPORTING PERSON IN

_____________________
1Includes 30,000 shares which are issuable upon exercise of warrants.

Schedule 13G

Item 1(a).   Name of Issuer:

Environmental Power Corporation

Item 1(b).   Address of Issuer’s Principal Executive Offices:

One Cate Street, 4th Floor
Portsmouth, New Hampshire 03801

Item 2(a).   Name of Person Filing:

(1)    First New York Securities L.L.C. (“FNYS”)

(2)    Eric Goldstein. Mr. Goldstein is employed by and trades securities of the issuer for the proprietary account of FNYS.

(3)    Sam Ginsburg. Mr. Ginsburg is employed by and trades securities of the issuer for the proprietary account of FNYS.

Item 2(b).   Address of Principal Business Office or, if None, Residence:

(1)    First New York Securities L.L.C.:                      850 Third Avenue, 17th Floor
New York, NY 10022

(2)    Eric Goldstein:                             c/o First New York Securities L.L.C.
850 Third Avenue, 8th Floor
New York, NY 10022

(3)    Sam Ginsburg:                                             c/o First New York Securities L.L.C.
850 Third Avenue, 8th Floor
New York, NY 10022

Item 2(c).          Citizenship:

(1)    First New York Securities L.L.C.:                       New York

(2)    Eric Goldstein:     United States

(3)    Sam Ginsburg:     United States

Item 2(d).   Title of Class of Securities:

Common Stock, par value $0.01 per share

Item 2(e).   CUSIP Number:

29406L201

Item 3.            If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or Dealer Registered Under Section 15 of the Act (15 U.S.C. 78o)

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c)

(c)	☐	Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)

(d)	☐	Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

(e)	☐	Investment Adviser in accordance with § 240.13d-1(b)(1)(ii)(E)

(f)	☐	Employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F)

(g)	☐	Parent Holding Company or control person in accordance with §240.13d-1(b)(ii)(G)

(h)	☐	Savings Association as defined in §3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

(i)	☐	Church plan that is excluded from the definition of an investment company under §3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

(j)	☐	Group, in accordance with §240.13d-1(b)(ii)(J)

Item 4. Ownership.

(a)	Amount beneficially owned:[2]

(1)    First New York Securities L.L.C.:85,682

(2)    Eric Goldstein: 5,000

(3)    Sam Ginsburg: 43,571

(b)	Percent of class:

(1)    First New York Securities L.L.C.: 0.88%

(2)    Eric Goldstein: 0.05%

(3)    Sam Ginsburg: 0.45%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

(1)    First New York Securities L.L.C.: 85,682

__________________________
2 Percentages based on 9,649,882 shares of Common Stock outstanding as of September 30, 2006 as reported in the Issuer’s Schedule 10K, filed November 14, 2006.

(2)    Eric Goldstein: 5,000

(3)    Sam Ginsburg: 43,571

(ii)	Shared power to vote or to direct the vote:

(1)    First New York Securities L.L.C.: 0

(2)    Eric Goldstein: 0

(3)    Sam Ginsburg: 0

(iii)   Sole power to dispose or to direct the disposition of:

(1)    First New York Securities L.L.C.:85,682

(2)    Eric Goldstein: 5,000

(3)    Sam Ginsburg: 43,571

(iv)	Shared power to dispose or to direct the disposition of:

(1)    First New York Securities L.L.C.: 0

(2)    Eric Goldstein: 0

(3)    Sam Ginsburg: 0

Item 5.    Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ x ].

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.    Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.

Item 8.    Identification and Classification of Members of the Group.

See Item 2(a) above.

Item 9.    Notice of Dissolution of Group.

Not Applicable.

Item 10.          Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE
After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.

Date: February 13, 2007                       FIRST NEW YORK SECURITIES L.L.C.

 BY: /s/ Harris Sufian
                                 Name: Harris Sufian
                                 Title: Managing Member

                               /s/ Eric Goldstein
 Eric Goldstein

                               /s/ Sam Ginsburg
 Sam Ginsburg

Exhibit 1

AGREEMENT OF JOINT FILING

Pursuant to rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned persons hereby agree to file with the Securities and Exchange Commission the Statement on Schedule 13G (the “Statement”) to which this Agreement is attached as an exhibit, and agree that such Statement, as so filed is on the behalf of each of them.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of February 13, 2007.

FIRST NEW YORK SECURITIES L.L.C.

BY: /s/ Harris Sufian
                                              Name: Harris Sufian
                                      Title: Managing Member

                               /s/ Eric Goldstein
 Eric Goldstein

                               /s/ Sam Ginsburg
 Sam Ginsburg